Exhibit 5.1

August 25, 2010

Sunoco Logistics Partners L.P.

1818 Market Street, Suite 1500

Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

We have acted as counsel for Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of up to 2,012,500 common units representing limited partner interests in the Partnership (the “Units”). We have participated in the preparation of a Prospectus Supplement dated August 24, 2010 (the “Prospectus Supplement”) and the Prospectus dated February 1, 2010 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-155644), as amended by Post-Effective Amendment No. 1 thereto (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 26, 2010; (iii) the Underwriting Agreement, dated August 24, 2010 relating to the offering and sale of the Units (the “Underwriting Agreement”); (iv) resolutions of the Board of Directors of the general partner of the Partnership dated July 27, 2010 and the pricing committee thereof dated August 24, 2010; and (v) such other certificates and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that when the Units have been issued and delivered in accordance with the terms of the Underwriting Agreement, then the Units will be validly issued, fully paid and non-assessable, except as described in the Registration Statement, the Prospectus Supplement and the Prospectus.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500

Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston	Houston, TX 77002-6760

London Moscow New York Palo Alto Shanghai Tokyo Washington	Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

Sunoco Logistics Partners L.P.

August 25, 2010 Page 2

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

VINSON & ELKINS L.L.P.